Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Westech Capital Corp. 1999 Stock Option Plan of our report dated March 4, 2004, with respect to the consolidated financial statements of Westech Capital Corp. included in the Annual Report (Form 10-K) for the year ended December 31, 2003.

Ernst & Young LLP
Austin, Texas
July 7, 2004